Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces Completion of Cash Tender Offers

Provides Status of Capital Management Plan

NORTHBROOK, Ill., June 24, 2013 – The Allstate Corporation (NYSE: ALL) today announced the completion of its previously announced cash tender offers for senior and subordinated debt in an aggregate principal amount of approximately $1.8 billion.

“We are pleased to have successfully completed the tender offers, which are a critical piece of our comprehensive capital management plan,” said Steve Shebik, chief financial officer.  “This plan will further enhance our strategic and capital flexibility through higher equity in the capital structure, a lower cost of capital and an extended maturity profile.”  The cash consideration for the tender offers totaled approximately $2.3 billion, including the premium associated with the retirement of the debt.  The company expects to take a charge to net income of approximately $320 million, after-tax, in the second quarter of 2013 for the premiums and related expenses.

In addition to the retirement of debt related to the tender offers, the capital management plan includes repaying $250 million of senior notes on June 17, 2013 and prefunding $950 million of senior notes due in 2014, for a total of $3.0 billion.

Funding for the capital management plan is expected to come from the issuance of perpetual preferred stock, subordinated ‘hybrid’ debt, senior debt and cash balances.  This month Allstate issued $500 million of 3.15% senior notes due 2023, $500 million of 4.50% senior notes due 2043 and $287.5 million of 5.625% perpetual preferred shares, as part of this funding.  In addition, the company issued short-term debt in the form of commercial paper in the second quarter.  Depending on market conditions and other factors, the company expects to complete the balance of the funding through the remainder of 2013.

The Offers expired at 11:59 p.m., New York City time, on June 19, 2013.  All of the First Tranche Waterfall Notes, Second Tranche Waterfall Notes, and Hybrid Notes validly tendered were accepted for purchase by Allstate.  The total amounts tendered and accepted are outlined in the following table.

Title of Notes	CUSIP Numbers	Principal Amount Outstanding	Aggregate Principal Amount Tendered and Accepted	Percent of Amount Outstanding Tendered and Accepted
Waterfall Offers
First Tranche Waterfall Notes
7.450% Senior Notes, Series B due 2019	020002AX9	$700,000,000	$375,448,000	53.64%
6.75% Senior Debentures due 2018	020002AH4	$250,000,000	$73,402,000	29.36%
Total – First Tranche Waterfall Notes		$950,000,000	$448,850,000	47.25%

Second Tranche Waterfall Notes
6.90% Senior Debentures due 2038	020002AJ0	$250,000,000	$85,334,000	34.13%
6.125% Senior Notes due 2032	020002AP6	$250,000,000	$89,566,000	35.83%
5.95% Senior Notes due 2036	020002AT8	$650,000,000	$244,941,000	37.68%
5.55% Senior Notes due 2035	020002AS0	$800,000,000	$236,705,000	29.59%
5.350% Senior Notes due 2033	020002AQ4	$400,000,000	$76,720,000	19.18%
5.200% Senior Notes due 2042	020002AY7	$500,000,000	$411,873,000	82.37%
Total – Second Tranche Waterfall Notes		$2,850,000,000	$1,145,139,000	40.18%

Any and All Offer
Hybrid Notes
Series B 6.125% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067(1)	020002AV3	$500,000,000	$236,762,000	47.35%

(1)   Call date May 15, 2017

Holders that validly tendered Notes received accrued and unpaid interest from, and including, the most recent previous interest payment date on those Notes to, but not including, June 20, 2013, the Settlement Date, in each case rounded to the nearest cent. The tender offers are described in the Offer to Purchase dated May 22, 2013 and the related Letter of Transmittal dated May 22, 2013 (together, the “Offer Documents”), previously sent to holders of the Notes.

Capitalized terms used in this news release and not defined herein have the meanings given to them in the Offer to Purchase.

Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. acted as dealer managers for the Offers. Global Bondholder Services Corporation acted as the Tender Agent and Information Agent for the Offers.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE NOTES.  THE OFFERS TO PURCHASE WERE MADE SOLELY PURSUANT TO THE OFFER DOCUMENTS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFERS.

THE OFFER DOCUMENTS DID NOT CONSTITUTE AN OFFER OR SOLICITATION TO PURCHASE NOTES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT WAS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS.

ALLSTATE HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS ALLSTATE HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT ALLSTATE AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.

ALTERNATIVELY, ALLSTATE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU CALL 1-800-416-8803 TOLL-FREE TO REQUEST IT.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

SAFE HARBOR STATEMENT

This news release may include statements that constitute “forward-looking statements” that anticipate results based on our estimates, assumptions, and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. These statements may address, among other things, our capital management plan. We believe that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.

In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those described under the heading “Risk Factors” in Part I, Item 1A of the 2012 Form 10-K, which apply to us as an insurer and a provider of other products and financial services. In particular, the funding of the capital management plan is subject to adverse capital and credit market conditions.  These risks constitute our cautionary statements under the Private Securities Litigation Reform Act of 1995. Investors should carefully review such cautionary statements, as they identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and historical trends.

Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #